Exhibit 99.1

Pacific Premier Bancorp Inc.
First Quarter 2016 Conference Call
Wednesday, April 20, 2016, 12.00 PM Eastern

CORPORATE PARTICIPANTS Steven Gardner - President and Chief Executive Officer Allen Nicholson - Chief Financial Officer

PRESENTATION

Operator
Good afternoon, and welcome to the Pacific Premier Bancorp First Quarter 2016 Conference Call. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.” After today's presentation, there will be an opportunity to ask questions. To ask a question, you may press “*” then “1” on your touchtone phone, to withdraw your question, please press “*” then “2.” Please note this event is being recorded.

I would now like to turn the conference over to Steven Gardner, President and CEO of Pacific Premier Bancorp. You may begin.

Steven Gardner
Thank you, Gayle. Good morning, everyone. I appreciate you joining us today. As you are all aware, earlier this morning we released our earnings report for the first quarter of 2016. I am going to walk through some of the notable items.

Allen Nicholson, our CFO, is going to review a few of the financial details and then we will open up the call to questions. I’ll also note that in our earnings release this morning, we have the Safe Harbor statement relative to the forward-looking comments and I’d encourage all of you to take a look and read through those.

From an overall perspective, we delivered another strong quarter of execution on both our organic and acquisitive growth strategies. Excluding the merger related expenses; we generated $10.7 million in net income, or $0.41 per share. From a core earnings perspective, this was the most profitable quarter in our history, exceeding the previous high of $0.39 that we reported last quarter.

When you exclude the merger-related expenses, we had further improvement in our level of returns, which is attributable to positive trends we continue to see in loan production, core deposit gathering, expense management and asset quality. We closed the Security Bank acquisition on January 31, and we've had a very smooth integration. Our system conversion is scheduled for this coming weekend and our branch consolidation efforts are on track.

As we knew from our due diligence efforts, Security Bank is a high quality business bank with a great core deposit base. It has added significant value to our franchise. I’ve been particularly pleased with the level of collaboration we’ve seen between both teams as we merged our two companies.

We are seeing immediate benefits from the combination of the Security Bank commercial banking expertise and the adoption of our disciplined approach to business development. We couldn’t be more pleased with the initial results from this merger and we are a stronger company and a more valuable franchise today.

Despite the first quarter typically being a seasonally slow period, we had another strong quarter of loan production. Our loan growth figures are skewed by the Security Bank acquisition, as well as our exit from the warehouse lending business.

However, our organic loan origination of $251 million was the highest we’ve ever produced in a quarter and 22% higher than the first quarter of last year. Our loan production continues to be well balanced and diversified, which is resulting in an overall lower risk portfolio.

The biggest contributor to our first quarter loan production was C&I and owner-occupied commercial real estate, which had $90 million in total loan originations. $52 million of that production came from our franchise lending group.

Our construction lending team had another strong quarter with $67 million in new loan production, and we had a solid quarter in SBA with $23 million in loan production. As planned, we exited the warehouse lending business during the first quarter. This process went smoothly and we didn’t experience any disruptions in our operations or incur any charges. We had $143 million outstanding in the warehouse lending business at the end of last year that was paid off early in the first quarter. When coupled with the sale of the entire Security Bank investment portfolio, that left us with excess liquidity for most of the first quarter.

Late in the quarter, we redeployed a good portion of that liquidity to the purchase of $185 million portfolio of multifamily loans. This is a high-quality loan portfolio that we were fortunate to acquire from the bank we’ve done business with over the past few years. As with any loan portfolio acquisition, we do thorough and complete due diligence to ensure the loans meet our high quality standards before we acquire them.

The yield on the portfolio was lower than what we are currently putting on the books at approximately 4%, but it’s higher than what we were getting in the warehouse lending business. So relative to the former composition of the loan portfolio, we should see an improvement in loan yields and the redeployment of excess liquidity should benefit our net interest income going into the second quarter.

Looking at deposits, we had another strong quarter of deposit gathering and improvement in our overall deposit mix. Again, we are seeing benefits in this area from both of our acquisition strategy and our organic business development efforts. We added $637 million in deposits from Security Bank with most of that coming in the form of lower cost core deposits. We also saw very strong deposit inflows from our commercial and HOA clients.

As a result of the Security acquisition and our organic growth, core deposits increased to 80% of total deposits, up from 76% at the end of the prior quarter. Looking ahead to the rest of the year, we think we are well positioned to deliver strong results. We are continuing to add good talent to the bank. Outside of the team we added from Security Bank, we’ve also recently added new bankers to the HOA business and our SBA group.

As our business in reputation has grown in the Southern California marketplace, we are able to recruit and attract more experienced caliber banker. And we are consistently seeing an improvement in the quality of our team. We are seeing this manifest itself in strong loan and the positive pipelines which are at their highest levels in this history of the company. Given the trends we are seeing, we expect 2016 to be another year of strong quality balance sheet growth, increasing earnings and further creation of franchise value.

And as always, we continue to be active in our M&A initiatives. We are constantly evaluating opportunities and having formal or informal discussions with potential partners. We have the capital strength and the bandwidth to execute on any attractive opportunities that emerge this year.

With that, I am going to turn the call over to Allen to provide a little bit more detail on our first quarter results.

Allen Nicholson
Thanks Steve. We’ve provided a fair amount of detail in our earnings release today. So I am just going to review some of the more significant items in the quarter. I am going to start with our income statement.

Our net interest income increased by $5.4 million from the last quarter, a result of both an increase in our average interest earning assets of $487 million and a 5 basis points increase in our reported net interest margin. On a core basis, which excludes the impact of accretion of fair market value discounts on acquired loans, our net interest margin was 4.15%, an increase from 4.14% in the prior quarter.

Income from accretion of fair market loan discounts was approximately $2.5 million for the quarter. This increase in the core net interest margin was primarily due to the decline in our cost of funds from 47 basis points to 43 basis points. We were able to increase our net interest margin despite the excess liquidity we carried throughout the quarter, which has cash and cash equivalents for 7% of total earning assets in the first quarter compared to 4% in the prior quarter.

The redeployment of the excess liquidity through the purchase of the multifamily portfolio as well as our organic loan production that occurred late in the quarter is expected to drive some modest expansion in our net interest margin going forward.

Our non-interest income increased by $645,000 from the prior quarter. We had a $759,000 increase in other income, primarily due to a collection of loan that was previously charged off by an acquired bank and the $757,000 increase in the net gain on sales of investment securities that resulted from the sale of the Security Bank investment portfolio.

This was partially offset by a $799,000 decrease in the net gain on net sales of SBA loans. We sold $21 million in SBA loans during the first quarter at a net premium of 9%. This compares to $33 million sold in the prior quarter at 8.25% premium.

Our non-interest expense increased $5.1 million from the last quarter, primarily due to the merger related expense and an increase in personnel expense due to the acquisition of Security Bank. Occupancy and data processing expense increased modestly as well, as a result of the Security acquisition.

Our ratio of non-interest expense excluding merger-related expense to average total assets was 2.46% during the first quarter, which is down from 2.61% in the prior quarter. This decline is reflective of the economies of scale that the company is achieving from its recent acquisition. The second quarter expenses will partially reflect the benefit of system's conversions and branch closures that are going to occur early in the quarter.

Our effective tax rate was slightly over 40% in the first quarter, which was higher than usual due to the non-deductible merger-related expense we incurred in the quarter. Going forward, we would expect our effective tax rate to be in the range of 38% to 38.5%.

Looking at the balance sheet, our total net loans increased by $595 million from the end of the prior quarter. $456 million of the increase was due to the Security Bank acquisition. We recorded an $11 million mark-to-market adjustment on the Security Bank portfolio, which represented approximately 2.4% of their portfolio.

The Security Bank portfolio was very strong with just $10 million in loans classified as purchased credit impaired loans. As we indicated earlier, a $142 million of warehouse loans came off the books as we exited this business and we added $185 million in multifamily loans with our portfolio of purchase. The rest of our increase came from organic growth across the portfolio.

Our total deposits increased $711 million from the end of the prior quarter with $637 million of this increase coming from the Security Bank acquisition.

Finally looking at asset quality, we saw generally stable trends within the loan portfolio. Our non-performing assets declined to 17 basis points of total assets from 18 basis points at the end of the prior quarter.

Our loan delinquency as a percentage of gross loans continues to be very modest to 12 basis points. We had net loan recoveries of $19,000 in the quarter and we recorded a provision for loan losses of $1.1 million. The provision this quarter was largely driven by the growth in loan portfolio.

We finished the quarter with an allowance to total loans ratio of 65 basis points, which is down from 77 basis points at the end of the prior quarter. Although when the fair market value discounts related to acquired loans are included in this total, our ratio actually increases to 97 basis points.

We continue to have very strong coverage of our non-accrual loans with an allowance that represents 383% of our non-accruals at the end of the quarter.

With that, we would be happy to answer any questions you may have. Operator, please open up the call.

QUESTION AND ANSWER

Operator
We'll now begin the question and answer session. To ask a question, you may press “*” then “1” on your touchtone phone. If you are using a speakerphone, please pickup your handset before pressing the keys, to withdraw your question, please press “*” then “2.” At this time, we will pause momentarily to assemble our roster.

Our first question comes from Matthew Clark of Piper Jaffray. Please go ahead.

Matthew Clark
Hey, good morning, guys.

Steven Gardner
Good morning.

Matthew Clark
First one, maybe on just…on the SBA business, I believe Security California did a fair amount of that themselves, it doesn't look like they contributed much this quarter. Just curious, what kind of production we might expect going forward with them fully in the run rate?

Steven Gardner
Matt, Security did not do that much SBA. They did a little bit of it. At times they would have strong quarters and at times they would do very little of the SBA production. We didn't expect to pick up any substantive amount of SBA production from the Group. Certainly, going forward as we mentioned, we have added to the team, we have continued to build out that group and we would expect the production to continue to climb from where we were in the first quarter which is historically the low point of the year for that line of business.

Matthew Clark
Right, okay. And then on new money yields, just curious what the weighted average yield was on the new production this quarter?

Steven Gardner
On new loans?

Matthew Clark
Yes.

Steven Gardner
Right around 5%.

Matthew Clark
Okay, and then just on expenses, I know we've got two months of security in there. We've got another one in other month coming here in the second quarter. Can you just remind us of the…what the conversions getting done this weekend, your expected cost savings, and kind of the timing of that, I assume that we would see it fairly quickly, but just double checking.

Allen Nicholson
Yes, there will be some cost savings, I mean, there will still be some merger-related expenses in Q2, and we will start to see some of the cost savings on the occupancy technology and staff side. There are a lot of other moving parts of course. So I would generally look at seeing our efficiency ratio driving down into the low 50% range here very quickly.

Matthew Clark
Okay, great. Thank you, guys.

Operator
The next question comes from Fred Cannon of KBW. Please go ahead.

Fred Cannon
Great, thank you and congrats on getting the merger closed and efficiently integrated. I had a question on…see if we can get a little bit more color on the multi-family loan purchase of $185 million. You did let us know that the yield on that was about 4%. Can you let us know anything more like the duration of that portfolio and the expected duration of the portfolio and the location of those loans?

Steven Gardner
Most all of the loans are in the Western US. They are…as far as the duration, we don't publish the duration and historically multi-family duration average life is 3.5, 4 years, but that can vary as well. It's a very high quality portfolio, very strong debt coverage ratios as well as relatively low loan to values. So it just remains to be seen what the duration is. It was just an opportunity for us to redeploy that excess liquidity, and quite frankly we were fortunate that the bank had reached out to us, because we were certainly looking to invest those dollars and given that it was a bank that we have done some other transactions with. In the past, we were very comfortable with the product and the process that they have in place. All of that being said; we still fully underwrite these credits and analyze them to ensure that they meet our quality standards.

Fred Cannon
And I guess on the duration, I was just really kind of getting off the issue of, is this a portfolio that will just run off or is this a portfolio of loans where you will go back in and then have a chance to renew them and going to maintain that level of balances?

Steven Gardner
We generally have not been doing a whole lot of multifamily ourselves, that the multifamily that's on the books today. A good portion of that is legacy when we at one point in time where we had done quite a bit of multifamily lending. The multifamily that we've added to the books here over the last few years have come either through the acquisitions of whole banks where those banks may have had a portfolio of multifamily and/or acquisitions of multifamily portfolios to supplement our own production internally. We certainly don't expect…in all likelihood, this will run off over time, but we may change the strategy just depending upon a variety of factors, how fast we are growing the balance sheet, how fast we are growing other portfolios, it's certainly an asset class and a product we are very familiar with, and our team is very confident at handling.

Fred Cannon
Great, that's very helpful. And just a question on your net interest margin guidance, you said it would be modestly up in the…modest expansion in the NIM going forward. I think that would include your expectations of accretion income from that, and also the accretion it looks like you did tell us in the press release that yield on loans would have been 5 basis points if it hadn't been for the accretion which suggests the accretion added 7 basis points to the loans. So is it fair to say that the accretion added about…I don't know, to the NIM probably added 5 basis points or so. And is that something that you can give any guidance on going forward?

Steven Gardner
I mean…well, first, the discount accretion income that we recognized in the first quarter was approximately $2.5 million. Allen?

Allen Nicholson
I guess, we would tell you is, I guess two folds we…if you look at our…I think we've demonstrated our core net interest margin is rising slightly about a basis point every quarter, and on a core basis we foresee that is being stable and continuing to grow maybe very modestly.

On the accretion side, I think we will continue to see the level of accretion we had in this quarter for the next couple of quarters. But then we will start to see a decline, the Security portfolio had a lot of line of credits with one year maturity. So that part will come down fairly quickly once we get into the end of the year.

Fred Cannon
Okay. So there is…okay so they will…next quarter will be a modest increase and then you'll probably see a gap between the core margin and the reported margin begin to narrow, that’s correct?

Allen Nicholson
Mostly you will see it later in the year…

Steven Gardner
Fourth quarter most likely.

Fred Cannon
Fourth quarter, okay. Great, that's very helpful. Thank you.

Operator
The next question comes from Andrew Liesch at Sandler O'Neill. Please go ahead.

Andrew Liesch
Hey, guys.

Steven Gardner
Hi Andrew.

Andrew Liesch
Covered most of my questions, just a couple of questions, in the release you have a change in undisbursed that's a negative $182 million. Is that just the wind down of the mortgage warehouse business?

Steven Gardner
That's a good deal of it obviously, yes. It's also when we report originations, those are the commitments as well. So there may not have been fully drawn as well. So that ends up in that balance as well.

Andrew Liesch
Got you. And then just in other non-interest income, it sounded like there was a recovery on a loan previously charged off. What is the dollar amount on that, please?

Allen Nicholson
That particular loan was just a little bit over $700,000.

Andrew Liesch
Okay. I think you said it, alright. Thank you very much. Those were my questions.

Steven Gardner
Very good.

Operator
Again, if you have a question please press “*” then “1”. And our next question comes from Tim Coffee at Fig Partners. Please go ahead.

Tim Coffee
Thanks, good morning gentlemen. Allen, can I get that…what was the recovery on the loan that was previously charged off by the other bank?

Allen Nicholson
It was $700,000, that’s correct.

Tim Coffee
Okay. Okay, just wanted to sure. I had something different in my notes. Do you have an idea of what the merger related expenses will be for 2Q?

Allen Nicholson
Yes, I would say they are between $500,000 and $1 million.

Tim Coffee
Okay. And if we just kind of look at what we saw from the organic loan production in the quarter, do you think this is…this kind of was ahead of expectations, are you thinking the kind of mid double-digit organic loan growth for the year is realistic.

Steven Gardner
It really depends upon the activity that we see on loan pay offs, how quickly some of the lines are drawn. I think from an origination standpoint, we were ahead of where we expected to be. I think as the Security Bank team has been fully integrated and they start to contribute at higher levels throughout the year that the originations should continue to modestly increase from where we were, but it really depends upon the level of payoffs that we see here throughout the rest of the year.

Tim Coffee
And then on coming reserve, the position I think based on my math was kind of right around 100, 110 basis point of net loan…organic loan growth. Is that kind of the level you foresee going forward?

Steven Gardner
It really depends; I think we have a robust process in place. We certainly had recognized over the years that we were below some of our peers. We continue to be…although when you take into account the credit marks that we have on the portfolio and just the way the portfolio has performed, it's really hard to say exactly where we will come out. Each quarter we do an in-depth analysis and make the determination where we believe that the provision is appropriate.

Tim Coffee
Okay. Alright, well those were my questions. Thank you very much.

Operator
Our next question comes from Don Worthington of Raymond James. Please go ahead.

Don Worthington
Good morning.

Steven Gardner
Hi, Don.

Don Worthington
Just a couple of minor questions at this point as everything else has been addressed. In terms of the deposits that you assumed in the acquisition, have you seen any run off? Were you pretty much been able to retain most of those?

Steven Gardner
Most of them we’ve been able to retain. I think that there has been very modest run-off and then there was just given the general ebbs and flows that you see with businesses, as they put that cash to work or they have excess cash.

Don Worthington
Okay. And then on the M&A front, in terms of seller expectations, any change from the last quarter that you've noticed in your ongoing discussions?

Steven Gardner
I haven’t noticed any material change. I think that both buyers and sellers expectations were impacted earlier in the year just given some of the volatility that we've seen in the equity markets and maybe it moved down in some of the prices, stock prices in the banking industry, but I wouldn’t say there has been any material change.

Don Worthington
Okay. Alright, thank you.

Steven Gardner
Sure.

Operator
We have a follow-up question from Tim Coffee of FIG Partners. Please go ahead.

Tim Coffee
Sorry guys, I spoke to you soon now. On the multifamily portfolio you acquired, can you give us the LTVs?

Steven Gardner
I don’t have the LTVs in front of me. We can get that for you, Tim. As I said, it was very strong debt coverage, which is far more important to us and was one of the key factors that we look at. And just because of those coverage levels the loan to value were relatively low. Allen, do you have the numbers off the top of your head? We can get that to you, Tim.

Tim Coffee
Alright, sounds good, I’ll follow-up with you. Thank you.

Operator

This concludes our question and answer session. I would now like to turn the conference back over to management for any closing remarks.

CONCLUSION

Steven Gardner
Thank you, Gayle and thanks again everyone for joining us this morning. If you have any other questions, please feel free to call me or Allen and we would be happy to chat with you. Have a great day.

Operator
The conference has now been concluded. Thank you for attending today's presentation. You may now disconnect.